CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Cross Country Healthcare, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$615,051,958.01	(1)	0.0001531	$94,164.45	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$615,051,958.01
Total Fees Due for Filing				$94,164.45
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$94,164.45

(1)
Aggregate number of securities to which transaction applies: As of January 2, 2025, the maximum number of shares of common stock, par value $0.0001 (“common stock”) of Cross Country Healthcare, Inc. (“Cross Country”) to which this transaction applies is estimated to be 33,049,543, which consists of (a) 32,277,395 shares of Cross Country’s common stock, par value $0.0001 (“common stock”), outstanding, entitled to receive the per share merger consideration of $18.61; (b) 538,589 shares of common stock issuable upon the vesting of the outstanding restricted stock awards that will vest in connection with the merger, entitled to receive the per share merger consideration of $18.61 and (c)(i) 85,001 shares of common stock issuable upon the vesting of 112,587 outstanding performance stock awards granted in the 2022 calendar year that will vest in connection with the merger and (ii) 148,556 shares of common stock issuable upon the vesting of 297,111 outstanding performance stock awards granted in the 2023 and 2024 calendar years that will vest in connection with the merger, in each case entitled to receive the per share merger consideration of $18.61.

(2)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of January 2, 2025, the underlying value of the transaction was calculated as the sum of (a) the product of 32,277,395 shares of common stock outstanding and the per share merger consideration of $18.61; (b) the product of 538,589 shares of common stock issuable upon the vesting of the outstanding restricted stock awards that will vest in connection with the merger and the per share merger consideration of $18.61; (c)(i) the product of 85,001 shares of common stock issuable upon the vesting of 112,587 outstanding performance stock awards granted in the 2022 calendar year that will vest in connection with the merger and (ii) the product of 148,556 shares of common stock issuable upon the vesting of 297,111 outstanding performance stock awards granted in the 2023 and 2024 calendar years that will vest in connection with the merger and the per share merger consideration of $18.61. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.0001531.